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Exhibit 99.3

LIBERTY INTERACTIVE CORPORATION

FORM OF NOTICE TO CLIENTS OF STOCKHOLDERS WHO

ARE ACTING AS NOMINEES

Up to [                        ] Shares of Series A Liberty Ventures Common Stock

Issuable Upon Exercise of Transferable Rights

        Enclosed for your consideration is a prospectus, dated [                        ], 2012 (the "Prospectus"), relating to the offering by Liberty Interactive Corporation (the "Company") of transferable rights to subscribe for shares of the Company's Series A Liberty Ventures common stock, par value $0.01 per share ("Series A Liberty Ventures Common Stock"), by holders of record of the Company's Series A and Series B Liberty Interactive common stock ("Record Date Stockholders") as of 5:00 p.m., New York City time, on the distribution record date (as such term is defined in the Prospectus) (the "Record Date").

        Pursuant to the offering, the Company is issuing rights (the "Series A Rights") to subscribe for up to [                        ] shares of its Series A Liberty Ventures Common Stock, on the terms and subject to the conditions described in the Prospectus. The Series A Rights may be exercised by the holders thereof (the "Rights Holders") at any time during the subscription period, which commences upon the determination of the Subscription Price (as defined below), which we expect to occur promptly following the 20th trading day after the distribution (as such term is defined in the Prospectus) is completed. The Rights Offering will expire at 5:00 p.m., New York City time, on the 20th trading day following the commencement of the Rights Offering, unless extended by the Company in its sole discretion (as it may be extended, the "Expiration Date"). The Series A Rights are transferable and will be listed for trading on The Nasdaq Global Select Market under the symbol "LVNAR" until the Expiration Date.

        As described in the Prospectus, Record Date Stockholders will receive 1/3 of a Series A Right for each share of Series A Liberty Ventures common stock or Series B Liberty Ventures common stock to be received by such holder in the distribution. Each whole Series A Right entitles the holder (the "Rights Holder") to purchase one share of Series A Liberty Ventures Common Stock, which is referred to as the "Basic Subscription." The subscription price per share (the "Subscription Price") will be equal to a 20% discount to the 20 trading day volume weighted average trading price of the Series A Liberty Ventures common stock beginning on the first day on which the Series A Liberty Ventures common stock begins trading in the regular way on the Nasdaq Global Select Market following the distribution.

        If any shares of Series A Liberty Ventures Common Stock available for purchase in the Rights Offering are not subscribed for by Rights Holders pursuant to the Basic Subscription (the "Remaining Shares"), a Rights Holder that has exercised fully its Series A Rights pursuant to the Basic Subscription may subscribe for any Remaining Shares that are not otherwise subscribed for by Rights Holders, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to these over-subscription privileges as the "Oversubscription Privilege."

        The Series A Rights will be evidenced by subscription certificates (the "Rights Certificates").

        Enclosed are copies of the following documents:

  1.
  Prospectus, dated [                        ], 2012; and

  2.
  Beneficial Owner Election Form.

        THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SERIES A LIBERTY VENTURES COMMON STOCK FOLLOWING THE DISTRIBUTION CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SERIES A RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

        Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Series A Liberty Ventures Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Series A Rights.

        Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Series A Rights on your behalf in accordance with the provisions of the offering. The offering will expire at 5:00 p.m., New York City time, on the Expiration Date. You will have no right to rescind your subscription after receipt of your payment of the Subscription Price or Notice of Guaranteed Delivery, except as described in the Prospectus. Series A Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

        If you wish to have us, on your behalf, exercise your Series A Rights for any shares of Series A Liberty Ventures Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included with this letter.

        ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO D.F. KING & CO., INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: 1-888-628-9011.

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  Exhibit 99.3
LIBERTY INTERACTIVE CORPORATION FORM OF NOTICE TO CLIENTS OF STOCKHOLDERS WHO ARE ACTING AS NOMINEES
Up to [ ] Shares of Series A Liberty Ventures Common Stock Issuable Upon Exercise of Transferable Rights